Exhibit 99(a)

For Release: Wednesday, Aug. 8, 2007, 8:30 a.m. ET	Media Contact: Claudia Piccinin 248-813-2942

Investor Contact: Al VanDenBergh 248-813-2495
DELPHI REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
     TROY, Mich. — Delphi Corp. today reported second quarter 2007 financial results with revenues of $7.0 billion, and a net loss of $821 million. Non-GM revenues were $4.1 billion, representing 59 percent of global revenues.
     Delphi’s net loss reflects a charge of $332 million recorded in the second quarter of 2007 for its current estimate of liability, net of previous accruals, in the Securities and ERISA multi-district litigation pending in the U.S. District Court for the Eastern District of Michigan, arising from Delphi’s restatement of its financial statements for the period 1999 to 2004. Delphi noted that this estimate of liability does not consider any insurance proceeds that may be recoverable under Delphi’s insurance policies. Under the direction of a special master appointed by the U.S. District Court, Delphi has begun settlement discussions regarding a potential resolution of these matters.
Second Quarter 2007 Financial Results
•	Global Revenue: Revenue of $7.0 billion, flat from $7.0 billion in Q2 2006.

•	Non-GM Revenue: Non-GM revenue for the quarter was $4.1 billion, up 5 percent from $3.9 billion in Q2 2006. Non-GM business represented 59 percent of Q2 revenues, compared to year-ago levels of 56 percent, primarily due to a 6 percent year-over-year decline in GM revenues. Excluding the favorable impact of foreign currency exchange, non-GM growth for the second quarter was essentially flat.

•	Net Loss: Net loss of $821 million or $1.46 per share compared to Q2 2006 net loss of $2.3 billion or $4.05 per share. Included in the Q2 2007 net loss were charges of $332 million related to the Securities and ERISA litigation, employee termination benefit and other exit costs of $301 million (including $207 million related to the exit of the manufacturing facility in Cadiz, Spain), and long-lived asset impairment charges of $39 million. Included in the Q2 2006 net loss were charges of $1.9 billion for the U.S. employee special attrition programs.

First Half 2007 Financial Results
•	Global Revenue: Revenue of $13.7 billion, down from $14.0 billion in first half 2006.

•	Non-GM Revenue: Non-GM revenue for first half 2007 was $8.0 billion, up approximately 4 percent from $7.7 billion in first half 2006. Non-GM business reached 59 percent of first half 2007 revenues, compared to year-ago levels of 55 percent. The increase in non-GM revenues was primarily due to the impact of favorable currency exchange rates.

•	Net Loss: GAAP net loss of $1.4 billion compared to first half 2006 net loss of $2.6 billion. Included in the first half 2007 GAAP net loss were charges of $332 million related to the Securities and ERISA litigation, employee termination benefit and other exit cost charges of $420 million (including $268 million related to the exit of the manufacturing facility in Cadiz, Spain), and long-lived asset impairment charges of $199 million. Included in the first half 2006 net loss were charges of $1.9 billion for the U.S. employee special attrition programs.

•	Cash Flow: Cash flow used in operating activities was $431 million for the first six months of 2007, as compared to $187 million provided by operating activities in the first six months of 2006. The change in cash flow from operating activities was driven by payments made as part of the U.S. employee special attrition program, net of reimbursements from GM, and a net increase in working capital.

•	Liquidity: Delphi continues to have sufficient liquidity available in the U.S. and globally to finance our global operations. As of June 30, 2007, Delphi had $1.5 billion of cash and cash equivalents and $1.0 billion of debt capacity under the refinanced DIP credit facility.
     Additional information concerning Delphi’s second quarter 2007 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s second quarter Form 10-Q to be filed with the SEC later today.
FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi, may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the revised Equity Purchase and Commitment Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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